Exhibit 3.48
Delaware
The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF CERTIFICATE OF INCORPORATION OF “CADBURY SCHWEPPES AMERICAS INC.” FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2006, AT 1:59 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4254407 8100V	AUTHENTICATION:	5211029

061064652	DATE:	11-20-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:59 PM 11/20/2006
FILED 01:59 PM 11/20/2006
SRV 061064652 – 4254407 FILE
CERTIFICATE OF INCORPORATION
OF
CADBURY SCHWEPPES AMERICAS INC.
     The undersigned, a natural person, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:
     FIRST: The name of the corporation (hereinafter called the “Corporation”) is Cadbury Schweppes Americas Inc. The Corporation is being incorporated in connection with the conversion of Cadbury Schweppes Americas LLC to a corporation (the “Conversion”), and is being filed simultaneously with the Certificate of Conversion of Cadbury Schweppes Americas LLC to the Corporation.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle 19801. The name of the registered agent, at such address, is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”). Upon the filing of the Certificate of Conversion of Cadbury Schweppes Americas LLC to the Corporation and this Certificate of Incorporation (the “Effective Time”), the limited liability company interests (“Membership Interests”) in Cadbury Schweppes Americas LLC issued and outstanding immediately prior to the Effective Time will be automatically converted into and exchanged for One Hundred (100) fully paid and nonassessable shares of Common Stock, without any action required on the part of the Corporation or the former holders of Membership Interests.
     FIFTH: The name and the mailing address of the incorporator are as follows:

Name	Mailing Address

Esther K. Kim	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
     SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal By-Laws, subject to the reserved power of the stockholders to amend and repeal any By-Laws adopted by the Board of Directors.
     SEVENTH: Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing, three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     NINTH: Each person who at any time is or was an officer or director of the Corporation, and is or was threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an officer or director of the Corporation, or is or was serving at the request of the Corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware. The foregoing right of indemnification shall in no way be deemed exclusive of any other rights of indemnification to which such officer or director may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
     TENTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that such director is liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability or a director for any act or omission occurring prior to the date when this article becomes effective. No amendment to, repeal or adoption of any provision of the certificate of incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.
     ELEVENTH: Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six (6) years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.
     TWELFTH: The Conversion shall have the effects set forth in Sections 265 of the General Corporation Law of the State of Delaware and 18-216 of the Delaware Limited Liability Company Act.

     THE UNDERSIGNED, for the purposes of a forming a Corporation under the laws of the State of Delaware, does hereby make and execute this Certificate, and affirm and acknowledge, under penalties of perjury that the facts herein stated are true, and I have accordingly set my hand hereto this 20th day of November, 2006.

/s/ Esther K. Kim

Esther K. Kim
Sole Incorporator